Exhibit 99

TCF Employees Stock Purchase Plan

Financial Statements and
Supplemental Schedules

December 31, 2000, 1999 and 1998

TCF Employees Stock Purchase Plan

Index - Financial Statements and Schedules

Independent Auditors' Report

To TCF Financial Corporation,
  Plan Sponsor and Plan Administrator of
  the TCF Employees Stock Purchase Plan:

We have audited the accompanying statements of net assets available for plan benefits of the TCF Employees Stock Purchase Plan ("the Plan") as of December 31, 2000 and 1999, and the related statements of changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 2000.  These financial statements are the responsibility of the Plan's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 2000 and 1999, and the changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole.  Supplemental Schedules 1 and 2 are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, as amended.  These supplemental schedules are the responsibility of the Plan’s management.  The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ KPMG LLP

June 22, 2001
Minneapolis, Minnesota

TCF Employees Stock Purchase Plan

Statements of Net Assets Available for Plan Benefits

	At December 31,
	2000	1999
Assets:
Investment in TCF Financial Corporation common stock, at market value (cost of $48,756,044 and $45,200,037)	$195,041,199	$114,510,470

Cash	2	113,102

Money market fund	1,045,489	689,186

Accrued interest receivable	6,907	2,877
Total assets	196,093,597	115,315,635

Liabilities:
Due to broker on purchase of securities	267,166	-

Net assets available for plan benefits	$195,826,431	$115,315,635

See accompanying notes to financial statements.

TCF Employees Stock Purchase Plan

Statements of Changes in Net Assets Available for Plan Benefits

	Year Ended December 31,
	2000	1999	1998
Investment income:
Dividends	$3,691,963	$3,343,239	$2,863,445
Interest	65,318	43,809	39,162
Total investment income	3,757,281	3,387,048	2,902,607

Realized gain on distributions for withdrawals and terminations	10,504,336	7,944,465	10,443,624

Change in unrealized appreciation/ (depreciation) of investments	76,293,967	(4,771,305)	(55,807,075)
Deposits and contributions:
Participant deposits	7,831,267	7,028,231	7,203,918
Employer contributions	2,648,012	2,782,785	2,774,401
Total deposits and contributions	10,479,279	9,811,016	9,978,319

Distributions:
Withdrawals and terminations	(16,708,127)	(10,866,315)	(14,550,974)
Dividends	(3,667,405)	(3,339,661)	(2,858,160)
Total distributions	(20,375,532)	(14,205,976)	(17,409,134)

Administrative expenses	(148,535)	(278,382)	(177,708)

Increase/(decrease) in net assets available for plan benefits	80,510,796	1,886,866	(50,069,367)

Net assets available for plan benefits:
Beginning of year	115,315,635	113,428,769	163,498,136
End of year	$195,826,431	$115,315,635	$113,428,769

See accompanying notes to financial statements.

TCF Employees Stock Purchase Plan

Notes to Financial Statements

(1)         Accounting Principles

The financial statements of the TCF Employees Stock Purchase Plan (the "Plan") have been prepared on the accrual basis of accounting.  Assets of the Plan are stated at market value.  Purchases and sales of investments are recorded on a trade date basis. The cost of Plan investments sold is determined by the average cost method.  Benefits are recorded when paid.

Basis of Presentation

The preparation of financial statements in conformity with generally accepted accounting principles requires the plan administrator to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of changes in net assets during the reporting period.  Actual results could differ from those estimates.

(2)         Employees Stock Purchase Plan

The Plan was adopted by the Board of Directors of TCF National Bank ("TCF Bank"), formerly TCF National Bank Minnesota, and approved by its stockholders effective January 1, 1987 as the TCF Employees Stock Bonus Plan - 401(k).  Effective October 1, 1988, the Plan was amended and restated as the TCF Employees Stock Ownership Plan - 401(k).  Effective January 1, 1998, the Plan was renamed as the TCF Employees Stock Purchase Plan. The Plan is intended to meet the requirements for qualification of a stock bonus plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), an employee stock ownership plan under Section 4975(e)(7) of the Code, and a qualified cash or deferred arrangement under Section 401(k) of the Code. The Plan is a tax-qualified contributory plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA").  Effective April 1, 2000, the Plan sponsor was changed to TCF Financial Corporation ("TCF Financial"), TCF Bank’s parent corporation.

The Plan was established for the purpose of providing eligible employees with a convenient, tax-advantaged opportunity to invest in the stock of TCF Financial, and to provide an additional source of retirement income.  Prior to January 1, 1998, all "regular stated salary" employees and certain commissioned employees of participating employers, with one year of service, were eligible to participate.  Effective January 1, 1998, employees of a participating employer who have worked 1,000 hours and completed one year of service are eligible to participate in the Plan.  Effective October 1, 1999, all full- and part-time employees became eligible to participate in the Plan.  Effective April 2, 2001, participants aged 50 or older may elect to invest any portion or all of their 401(k) account in TCF Financial common stock or in any or all of nine mutual fund investments.

With certain limitations, participants may elect to invest up to 12% of their covered pay on a tax-deferred basis and an additional 6% on an after-tax basis in the Plan.  Participating employers match the contributions of employees who have worked 1,000 hours and completed one year of service at the rate of 50 cents per dollar with a maximum employer contribution of 3% of the employee's salary. Employer contributions are made in the form of TCF Financial common stock or cash.  Cash contributions are invested in TCF Financial common stock shortly after the date contributed.

Dividends earned on shares in employee accounts in the Plan are distributed in cash to participants on a quarterly basis.

US Bank National Association ("US Bank" or "Trustee") is the trustee of the Plan appointed to serve under the trust agreement.

With the concurrence of TCF Financial, US Bank is authorized to borrow funds for purchases of TCF Financial common stock.  As of December 31, 2000 and 1999 no such loans had occurred.  The Plan provides that the only sources of repayment are employer contributions made in the usual course of operation of the Plan and/or a guarantee from TCF Financial.  Employee contributions will not be used in any event to repay such loans and TCF Bank is prohibited from guaranteeing any such loans.  Shares purchased with the proceeds of any such loans initially will be held unallocated in the Plan, and then released and allocated to the matching accounts of employees as payments are made on the loan.

The participating employers, at their discretion, may make additional contributions to the Plan, subject to an overall limit of 15% of covered pay of Plan participants. These additional contributions are allocated to participants' matching accounts in proportion to their respective percentage rate of matched contributions, subject to certain limitations.

Participant deposits to the Plan are fully vested at all times. Participants' interests in the employer matching account generally vest at the rate of 20% per year (with full vesting after five years of vesting service).  The Plan permits financial hardship withdrawals consistent with the safe harbor provisions of regulations issued pursuant to the Tax Reform Act of 1986.

Amounts which have been forfeited in accordance with provisions of the Plan are applied to the payment of Plan expenses. Other administrative expenses are paid directly by TCF Bank.  Expenses paid by TCF Bank during 2000 totaled $211,955.  Any remaining forfeitures are reallocated to the remaining participants' matching accounts in proportion to their respective percentage rate of matched contributions, subject to certain limitations.  Effective January 1, 2000, any remaining amounts are retained by the Plan and used as employer matching contributions in future periods.

TCF Financial has reserved the right to amend the Plan at any time and each participating employer may terminate the Plan at any time as to its employees.  In the event of termination of the Plan, participating employees become 100% vested in their employer matching account balances.

(3)         Prefunded Employer Contribution

On February 23, 2000, TCF Bank, the Plan sponsor at the time of the funding, contributed $1.5 million to the Plan to prefund a portion of the employer match for 2000.  The Plan purchased 74,919 shares of TCF Financial Corporation common stock, which were held in an unallocated account.  Shares were released, at fair value, from the unallocated account each pay period to match employee contributions.  Dividends paid on these unallocated shares were used to purchase additional unallocated shares. Employer contributions for 2000 totaled $2.6 million, which included unrealized appreciation of $680,756.  All shares have been allocated to participant accounts at the end of the year.

(4)         Participating Employers Included in the Plan

The Plan is a pooled fund for certain participating employers, all of which are direct or indirect subsidiaries of TCF Financial.  Participant deposits, employer contributions and the related net assets are as follows:

	Year Ended		At
	December 31, 2000		December 31, 2000
	Participant	Employer
	Deposits	Contributions	Net Assets
Participating Employer	at Cost	at Cost

TCF Financial Corporation	$173,556	$63,367	$14,075,555
TCF National Bank	6,287,322	2,125,988	151,552,837
TCF Mortgage Corporation	495,319	180,863	16,439,035
TCF Agency Minnesota, Inc.	36,254	11,566	1,044,027
TCF Financial Insurance Agency, Inc.	152,923	56,313	2,549,618
Winthrop Resources Corporation	351,040	141,510	2,525,485
Great Lakes Mortgage LLC	9,683	1,543	94,283
TCF Leasing, Inc.	256,155	36,680	787,060
TCF Investment Management Inc.	55,163	23,151	2,429,260
TCF Express Trade	13,852	7,031	996,168
North Star Title, Inc.	-	-	1,932,462
North Star Real Estate Services, Inc.	-	-	163,870
TCF Realty, Inc.	-	-	129,230
TCF Financial Services, Inc.	-	-	852,639
TCF Consumer Financial Services, Inc.	-	-	254,902
Total	$7,831,267	$2,648,012	$195,826,431

	Year Ended		At
	December 31, 1999		December 31, 1999
	Participant	Employer
	Deposits	Contributions	Net Assets
Participating Employer	at Cost	at Cost

TCF Financial Corporation	$1,303,337	$517,808	$31,942,498
TCF National Bank Minnesota	1,746,123	716,290	33,430,209
TCF National Bank Illinois	1,155,156	436,842	7,441,002
TCF National Bank Wisconsin	430,138	164,664	5,516,266
Great Lakes National Bank Michigan	1,063,284	419,241	17,619,761
TCF National Bank Colorado	181,401	69,626	9,637,752
TCF Mortgage Corporation	236,749	104,185	2,838,825
TCF Agency Minnesota, Inc.	33,957	11,802	690,897
TCF Financial Insurance Agency, Inc.	96,220	38,022	1,508,636
TCF Financial Insurance Agency Wisconsin, Inc.	1,647	823	2,832
TCF Financial Insuance Agency Illinois, Inc.	11,259	4,575	42,154
TCF Financial Insurance Agency Michigan, Inc.	8,716	3,127	-
Standard Financial, Inc.	76,566	30,041	6,830
Winthrop Resources Corporation	397,475	161,764	999,194
TCB Air, Inc.	7,352	2,149	58,713
Great Lakes Mortgage LLC	32,198	11,846	12,864
TCF Leasing, Inc.	33,060	5,914	138,866
TCF Portfolio Strategies, Inc.	12,832	4,794	1,405,918
Great Lakes National Bank Ohio	-	-	191,511
North Star Title, Inc.	185,989	74,614	674,226
North Star Real Estate Services, Inc.	14,772	4,658	234,897
TCF Realty, Inc.	-	-	72,546
TCF Financial Services, Inc.	-	-	655,176
TCF Consumer Financial Services, Inc.	-	-	194,062
Total	$7,028,231	$2,782,785	$115,315,635

     Some of the participating employers listed above had no active employees as of
     December 31, 2000 or 1999.

(5)         Income Tax Status

TCF Bank has received a favorable tax determination letter from the Internal Revenue Service ("IRS") indicating that the Plan qualified under Sections 401(a), 409 and 4975(e)(7) of the Code and met the requirements for a qualified cash or deferred arrangement under Section 401(k) of the Code, and the trust established thereunder is thereby exempt from federal income taxes under Section 501(a) of the Code.  As such, the Plan's assets are exempt from federal income tax, and participant tax-deferred deposits and amounts contributed by participating employers are not taxed to the employee until a distribution from the Plan is received.  Continued compliance with ERISA is required to maintain this tax-exempt status.  The Plan administrator believes the Plan continues to qualify under the provisions of Section 401(a) of the Code and that the related trust is exempt from federal income taxes.

(6)         Investment in TCF Financial Common Stock

Plan investments are stated at market value, determined by quoted market price.  The net unrealized appreciation of investments reflected in Plan equity is as follows:

	Year Ended December 31,
	2000	1999	1998
Market value	$195,041,199	$114,510,470	$112,706,591
Cost	48,756,044	45,200,037	38,624,853
Unrealized appreciation	$146,285,155	$69,310,433	$74,081,738

The investments shown in the preceding table represent five percent or more of plan equity.

On March 27, 2001, the Plan sold 130,000 shares of TCF Financial common stock with a market value of $4.3 million as part of providing the additional mutual fund options to participants aged 50 and older.

(7)         Withdrawals and Terminations

Participants can elect to receive distributions from the Plan in the form of cash or shares of TCF Financial common stock.  Distributions and sales of TCF Financial common stock are as follows:

	Year Ended December 31,
	2000	1999	1998
Number of shares	603,983	438,809	458,095

Cost of shares	$6,258,192	$3,958,382	$3,452,562
Market value	16,762,528	11,902,847	13,896,186
Gain on distribution	$10,504,336	$7,944,465	$10,443,624

Cash and TCF Financial common stock of $20,375,532, $14,205,976 and $17,409,134 was distributed in 2000, 1999 and 1998, respectively.  At December 31, 2000 and 1999, liabilities including amounts due to participants, which are deducted from net assets available for plan benefits when paid, were $3,855,958 and $3,413,215, respectively.

The accompanying financial statements for 2000 and 1999 differ from Form 5500, as filed with the Department of Labor, as follows:

	At December 31,
	2000	1999
Net assets available for plan benefits per accompanying financial statements	$195,826,431	$115,315,635
Liabilities including amounts due to participants	(3,855,958)	(3,413,215)

Net assets available for plan benefits per Form 5500	$191,970,473	$111,902,420

Forfeitures of unvested employer matching contributions were used to offset plan expenses as disclosed in the following table:

	Year Ended December 31,
	2000	1999	1998

Total forfeitures for the current year	$204,705	$239,146	$166,730
Forfeitures returned to participants	-	(18,919)	-
Interest on earnings	1,432	5,341	4,604
Forfeitures carried over from previous year	1,626	54,440	60,814
Forfeitures used to pay plan expenses	(148,535)	(278,382)	(177,708)
Forfeitures to be used to offset future expenses	$59,228	$1,626	$54,440

If participants are re-hired by a participating employer within the year of termination, unvested forfeitures are returned to the participant’s account.

(8)         Party-in-Interest Transactions

The Plan engages in transactions involving the acquisition or disposition of TCF Financial common stock and units of the First American Prime Obligation Class C Institutional Fund of the Trustee.  TCF Financial and the Trustee are parties-in-interest.  These transactions are covered by an exemption from the "prohibited transactions" provisions of ERISA and the Code.

Schedule 1

TCF Employees Stock Purchase Plan

Schedule of Assets Held for Investment Purposes

At December 31, 2000

Issuer	Description	Number of Shares	Cost	Market Value

TCF Financial*	Common Stock	4,376,752	$48,756,044	$195,041,199

First American
Prime Obligation
Class C
Institutional Fund*	Money Fund	1,045,489	$1,045,489	$1,045,489

*Parties-in-interest

See accompanying independent auditors' report.

Schedule 2

TCF Employees Stock Purchase Plan

Schedule of Reportable Transactions

Year Ended December 31, 2000

Series of Transactions (Involving One Security) Which Exceed 5% of Plan Assets:

	Number of		Amount of
Description of Asset	Purchases	Sales	Purchases	Sales	Net Gain

TCF Financial Common Stock*	71	24	$9,814,199	$16,762,528	$10,504,336

First American Prime
Obligation Class C
Institutional Fund*	115	91	$19,443,451	$19,087,148	$ -

*Parties-in-interest

See accompanying independent auditors' report.